T. ROWE PRICE INSTITUTIONAL EQUITY FUNDS, INC.

ARTICLES OF AMENDMENT

  T. Rowe Price Institutional Equity Funds, Inc., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

  FIRST:   The Charter of the Corporation is hereby amended to change the name of the Corporation from “T. Rowe Price Institutional Equity Funds, Inc.” to “T. Rowe Price Equity Funds, Inc.” and two of the series classified by the Corporation from “T. Rowe Price Institutional Large-Cap Growth Fund” to “T. Rowe Price Large-Cap Growth Fund—I Class” and “T. Rowe Price Institutional Large-Cap Value Fund” to “T. Rowe Price Large-Cap Value Fund—I Class.” As a result of this amendment, all references to “T. Rowe Price Institutional Equity Funds, Inc.,” “T. Rowe Price Institutional Large-Cap Growth Fund,” and “T. Rowe Price Institutional Large-Cap Value Fund” in the Charter are hereby changed to “T. Rowe Price Equity Funds, Inc.,” "T. Rowe Price Large-Cap Growth Fund—I Class," and "T. Rowe Price Large-Cap Value Fund—I Class," respectively.

  SECOND: The amendment shall become effective on May 1, 2020.

  THIRD:  The amendment does not increase the authorized stock of the Corporation or the aggregate par value thereof, and does not change any terms and conditions set forth in the Charter.

  FOURTH:  The amendment has been approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605(a) of the Maryland Code—Corporations and Associations Article. No approval by shareholders of the Corporation is required under applicable law.

 IN WITNESS WHEREOF, T. Rowe Price Institutional Equity Funds, Inc., has caused those present to be signed in its name and on its behalf by its Vice President, and witnessed by its Assistant Secretary, on April 3, 2020.

WITNESS:	T. ROWE PRICE INSTITUTIONAL EQUITY FUNDS, INC.
/s/Shannon Hofher Rauser	/s/Darrell N. Braman
__________________________________ Shannon Hofher Rauser, Assistant Secretary	By:_________________________________ Darrell N. Braman, Vice President

  THE UNDERSIGNED, the Vice President of T. Rowe Price Institutional Equity Funds, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/Darrell N. Braman

__________________________________
Darrell N. Braman, Vice President

Agmts\ArtAmendLCG.LCV.doc